Exhibit 4.1

Interactive Data
14 West Street
New York, NY  10005


January 19, 1996


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181


     Re: Van Kampen American Capital Equity Opportunity Trust, Series 24 (A Unit Investment Trust) Registered Under the Securities
            Act of 1933, File No. 33-64783

Gentlemen:

     We  have  examined the Registration Statement for the above  captioned
Fund.

     We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Services, Inc., as the Evaluator, and to the use of the Obligations prepared by us which are referred to in such Prospectus and Statement.

     You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,


James Perry
Vice President